Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811
March 10, 2022
VIZIO Holding Corp.
39 Tesla
Irvine, CA 92618

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by VIZIO Holding Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Class A common stock, par value $0.0001 per share (the “Shares”), consisting of (i) 9,501,192 shares of Class A common stock, par value $0.0001 per share, that may be issued pursuant to the Company’s Amended and Restated 2017 Incentive Award Plan (the “2017 Plan”) and (ii) 1,900,238 shares of Class A common stock, par value $0.0001 per share, that may be issued pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and together with the 2017 Plan collectively, the “Plans”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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